Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-90426 and 333-130880 on Form S-3 and Registration Statement Nos. 333-27501, 333-31065, 333-67155, 033-63793, 333-86223, 333-31162, 333-62378, 333-60616, 333-107081 and 333-134130 on Form S-8 of our reports dated March 7, 2007, relating to the consolidated financial statements and financial statement schedule of Pinnacle Entertainment, Inc. (which report expresses an unqualified opinion and includes and explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R)) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pinnacle Entertainment, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 7, 2007